Exhibit 99.1

RELEASE: IMMEDIATE

GETTY REALTY CORP. ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2012

- Funds From Operations of $8.9 Million, or $0.26 Per Share -
- Adjusted Funds From Operations of $7.4 Million, or $0.22 Per Share -
- Net Income of $5.8 Million, or $0.17 Per Share -
- Enters into $275 Million of New Debt Financings -
- 2013 First Quarter Dividend Increased by 60% to $0.20 Per Common Share -

JERICHO, NY, February 28, 2013 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) announced its preliminary financial results for the quarter and year ended December 31, 2012, the refinancing of its outstanding debt with a new $175 million credit facility and a $100 million long-term senior secured term loan.

David B. Driscoll, Getty’s President and CEO commented, “We became a fundamentally new company during 2012 as we largely completed a significant transformation resulting from the repositioning of our properties formerly leased to Getty Petroleum Marketing.  By year end we had largely completed our re-leasing program and we believe that during the first six months of 2013 we will achieve stabilized levels of operating performance. In addition, we have been able to refinance our maturing debt with a combination of bank debt and attractively priced long-term fixed rate debt. This refinance not only strengthens our balance sheet, it also provides the Company with ample capacity to fund additional growth as we move forward. Together, these positive developments have provided us with the confidence to raise our dividend for the first quarter by 60% over the previous quarterly dividend rate declared in 2012. As we move further into 2013, we have re-initiated our pursuit of growth via accretive acquisitions to create additional value for our shareholders.”

Financial Results:

Net Earnings:

The Company reported net earnings for the quarter ended December 31, 2012 of $5.8 million, or $0.17 per share, which increased by $25.3 million as compared to a net loss of $19.5 million, or $0.58 per share, for the quarter ended December 31, 2011. Net earnings for the year ended December 31, 2012 decreased by $0.1 million to $12.4 million, or $0.37 per share, as compared to $12.5 million, or $0.37 per share, for the year ended December 31, 2011.

All per share amounts in this press release are presented on a fully diluted per common share basis, unless stated otherwise.

Results for the quarter and year ended December 31, 2012 continued to be materially affected by events related to the bankruptcy and ongoing liquidation of Getty Petroleum Marketing Inc. (“Marketing”) and the repositioning of the remaining portfolio of properties which were previously subject to the Master Lease with Marketing, resulting in a reduction in the net contribution from this portfolio of properties.

The Company’s quarterly and annual results for 2012 and 2011 include significant adjustments and costs related to Marketing’s bankruptcy and the repositioning of the portfolio of properties previously leased to Marketing such as impairment charges, provisions for bad debts and straight-line rent receivable reserves. In addition, the Company is still incurring legal fees, other professional fees, environmental remediation costs and property operating expenses related to the bankruptcy and repositioning of the portfolio of properties previously leased to Marketing. The impact of these adjustments and expenditures make comparisons of performance for 2012 and 2011 less meaningful.

Adjusted Funds From Operations and Funds From Operations:

Adjusted Funds From Operations (AFFO) was $7.4 million, or $0.22 per share, for the quarter ended December 31, 2012, as compared to $8.6 million, or $0.26 per share, for the quarter ended December 31, 2011. AFFO for the year ended December 31, 2012 was $28.8 million, or $0.86 per share, versus $62.7 million, or $1.88 per share, for the year ended December 31, 2011.

Funds From Operations (FFO) increased by $8.6 million to $8.9 million, or $0.26 per share, for the quarter ended December 31, 2012, as compared to $0.3 million, or $0.01 per share, for the quarter ended December 31, 2011.  FFO for 2012 was $33.2 million, or $0.99 per share, as compared to $42.1 million, or $1.26 per share, for 2011.

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts. The Company pays particular attention to AFFO, a supplemental non-GAAP measure helpful to investors in measuring the Company’s fundamental operating performance. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges.  Details about this change, related definitions and reconciliations to net earnings can be found in the financial tables at the end of this release.

Operating Income:

Total revenues included in continuing operations were $24.3 million for the quarter ended December 31, 2012, as compared to $28.4 million for quarter ended December 31, 2011. The $4.1 million decrease in revenues was primarily due to lower rental revenue realized from new triple-net leases for  properties previously subject to the Master Lease. In addition, revenues were affected by rent escalations, dispositions of certain real estate, lease expirations and non-cash revenue recognition adjustments.

Total revenues included in continuing operations were $102.2 million for the year ended December 31, 2012, as compared to $102.9 million for the year ended December 31, 2011.  Revenues included in continuing operations increased in 2012 as a result of the full year impact of the March 2011 Nouria acquisition offset by lower rental revenue realized from new triple-net leases for properties previously subject to the Master Lease. In addition, revenues were affected by rent escalations, dispositions of certain real estate, lease expirations and non-cash revenue recognition adjustments.

Rental property expenses included in continuing operations were $8.8 million and $30.2 million for the quarter and year ended December 31, 2012 as compared to $5.9 million and $16.0 million for the quarter and year ended December 31, 2011. The increases in rental property expenses were primarily related to Marketing’s bankruptcy resulting in increases in real estate taxes paid by the Company and reimbursed as additional rent paid by its tenants and unreimbursed real estate taxes and maintenance expenses paid by the Company.

Environmental expenses included in continuing operations for the quarter and year ended December 31, 2012 was $0.4 million and $0.8 million as compared to $1.7 million and $5.6 million for the quarter and year ended December 31, 2011. The decreases in environmental expenses were principally due to lower provisions for litigation loss reserves and changes in estimated environmental remediation costs and lower legal fees.

General and administrative expenses included in continuing operations was $3.3 million for the quarter ended December 31, 2012 as compared to $11.8 million recorded for the quarter ended December 31, 2011. The $8.5 million decrease in general and administrative expenses was principally due to a $7.3 million provision for bad debts recorded in the fourth quarter of 2011, modestly offset by higher employee related expenses and legal fees recorded in the quarter.

General and administrative expenses included in continuing operations was $29.1 million for the year ended December 31, 2012 as compared to $22.1 million recorded for the year ended December 31, 2011. The $7.0 million increase in general and administrative expenses was principally due to a $5.9 million increase in provision for bad debts and increased legal fees related to the Marketing Bankruptcy.

Non-cash impairment charges of $2.2 million and $6.3 million are included in continuing operations for the quarter and year ended December 31, 2012, respectively, as compared to $13.4 million and $15.9 million recorded for the quarter and year ended December 31, 2011, respectively. The non-cash impairment charges recorded during the quarter and year ended December 31, 2012 were attributable to reductions in the Company’s estimates of value for properties held for sale and the accumulation of asset retirement costs as a result of an increase in estimated environmental liabilities which increased the carrying value of certain properties above their fair value. The non-cash impairment charges recorded for the quarter and year ended December 31, 2011 were attributable to recording Marketing’s environmental liabilities and reductions in the Company’s estimates of value for properties marketed for sale. Impairment charges vary from period to period and accordingly, undue reliance should not be placed on the magnitude or the directions of change in impairment charges for one period as compared to prior periods.

Earnings from discontinued operations increased by $4.4 million to $1.4 million for the quarter ended December 31, 2012, as compared to a loss of $3.0 million for the quarter ended December 31, 2011. Earnings from discontinued operations decreased by $4.4 million to a loss of $1.4 million for the year ended December 31, 2012, as compared to earnings of $3.0 million for the year ended December 31, 2011. The decrease in earnings from discontinued operations for the full year 2012 was primarily due to higher impairment charges and lower rental revenue partially offset by an increase in gains on dispositions of real estate. Gains on disposition of real estate and impairment charges vary from period to period and accordingly, undue reliance should not be placed on the magnitude or the directions of change in reported gains and impairment charges for one period as compared to prior periods.

Recent Developments:

As previously disclosed, the Company continues to reposition the properties previously leased to Marketing under the Master Lease.

As a continuation of the repositioning process and the ongoing liquidation of Marketing, during the fourth quarter of 2012, the Company:

●
Entered into four triple-net lease agreements covering 161 operating properties with affiliates of Capital Petroleum Group, Lehigh Gas Partners, Global Partners and BP North America. The properties are located in New York City and the surrounding New York and New Jersey metropolitan areas. The leases have 15 year initial terms with provisions for renewal terms and annual rent escalations.

●
Sold 25 properties bringing the total number of properties sold in 2012 to 54. Thus far in 2013, the Company has sold 35 properties and one terminal property. To date, the Company has generated $31.6 million of proceeds from these dispositions.

●
Continued to enforce the Company’s rights through eviction proceedings involving certain of its properties in various jurisdictions against Marketing’s former subtenants (or sub-subtenants) who have not vacated properties and occupy the Company’s properties without rights. The Company is incurring costs, primarily legal expenses, in connection with such proceedings.

Refinancing Activities:

On February 25, 2013, the Company entered into new debt commitments of $275 million consisting of a $175 million senior secured revolving credit facility with J.P. Morgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”) and a $100 million long-term term loan with The Prudential Insurance Company of America (the “Prudential Loan Agreement”). The Credit Agreement matures in August 2015 and bears interest at a margin of 250 to 300 bps over LIBOR based on the Company’s total leverage and the Prudential Loan Agreement matures in February 2021 and bears interest at 6.00%. Neither the Credit Agreement nor the Prudential Loan Agreement provide for scheduled reductions in the principal balance prior to maturity. Subject to the terms of the Credit Agreement, the Company has the option to extend the term of the Credit Agreement for one additional year to August 2016. The Company also has the option to increase by $50 million the amount of the Credit Agreement to $225 million.

The Company used cash on hand and proceeds from the Credit Agreement and the Prudential Loan Agreement to repay all amounts then outstanding under its $175 million amended and restated senior secured revolving credit agreement which was scheduled to mature on March 9, 2013 and its $25 million amended term loan agreement with TD Bank, which was scheduled to mature on March 31, 2013.

2013 First Quarter Cash Dividend on Common Shares:

The Company’s Board of Directors unanimously approved an increase in the 2013 first quarter cash dividend to $0.20 per common share payable on April 11, 2013 to shareholders of record on March 31, 2013. The increase of $0.075 per share represents a 60% increase over the previous quarterly dividend rate declared in 2012.

Guidance:

Historically, the Company has not issued guidance and does not intend to establish a policy of doing so in the future. However, the Company has elected to provide guidance for the year ended December 31, 2013 since its historical financial results have been significantly impacted by the events of the past year and the ongoing repositioning of the Marketing portfolio which makes the Company’s current results inconsistent with the Company’s historical performance. The ongoing repositioning of the Marketing portfolio and other factors are expected to disproportionately negatively impact the Company’s results during the first two quarters of 2013.

At this time, the Company is providing the following guidance for 2013: FFO for the year ended December 31, 2103 is expected to be between $0.94 and $1.02 per share on a fully diluted basis and AFFO for the year ended December 31, 2103 is expected to be between $0.82 and $0.90 per share on a fully diluted basis.

The guidance is based on current plans and assumptions and subject to risks and uncertainties more fully described in this press release and the Company's reports filed with the Securities and Exchange Commission.

Conference Call Information:

Getty Realty Corp.’s Fourth Quarter Earnings Conference Call is scheduled for tomorrow, Friday, March 1, 2013 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 254-2821 ten minutes before the scheduled start time and reference pass code 3371954. If you cannot participate in the live event, a replay will be available on March 1, 2013 beginning at 12:00 noon Eastern Time through 12:00 midnight Eastern Time, March 8, 2013. To access the replay, please dial (877) 870-5176, or (858) 384-5517 for international participants, and reference pass code 3371954.

About Getty:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties and petroleum distribution terminals. The Company currently owns and leases approximately 1,050 properties nationwide.

Forward Looking Statements:

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES”, “ANTICIPATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE THE STATEMENTS MADE BY MR. DRISCOLL AND THE COMPANY’S FFO AND AFFO GUIDANCE.

INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2012	2011
Assets:

Real Estate:
Land	$336,223	$345,473
Buildings and improvements	226,093	270,381
	562,316	615,854
Less – accumulated depreciation and amortization	(116,768)	(137,117)
Real estate, net	445,548	478,737

Net investment in direct financing leases	91,904	92,632
Deferred rent receivable (net of allowance of $25,630 as of December 31, 2011)	12,448	8,080
Cash and cash equivalents	16,876	7,698
Notes, mortgages and accounts receivable (net of allowance of $25,371 at December 31, 2012 and $9,480 at December 31, 2011)	41,865	36,083
Prepaid expenses and other assets	31,940	11,859
Total assets	$640,581	$635,089

Liabilities and Shareholders' Equity:

Borrowings under credit line	$150,290	$147,700
Term loan	22,030	22,810
Environmental remediation costs	46,114	57,700
Dividends payable	4,202	—
Accounts payable and accrued expenses	45,196	34,710
Total liabilities	267,832	262,920
Commitments and contingencies	—	—
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 33,396,720 at December 31, 2012 and 33,394,395 at December 31, 2011	334	334
Paid-in capital	461,426	460,687
Dividends paid in excess of earnings	(89,011)	(88,852)
Total shareholders' equity	372,749	372,169
Total liabilities and shareholders' equity	$640,581	$635,089

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Revenues from rental properties	$23,493	$27,593	$99,286	$100,263
Interest on notes and mortgages receivable	775	757	2,882	2,658
Total revenues	24,268	28,350	102,168	102,921

Operating expenses:
Rental property expenses	8,750	5,940	30,232	16,023
Impairment charges	2,246	13,434	6,328	15,904
Environmental expenses	433	1,719	774	5,597
General and administrative expenses	3,287	11,757	29,116	22,065
Allowance for deferred rental revenue	—	8,336	—	19,288
Depreciation and amortization expense	2,389	2,513	12,541	9,511
Total operating expenses	17,105	43,699	78,991	88,388
Operating income (loss)	7,163	(15,349)	23,177	14,533

Other income (expense), net	59	(63)	562	16
Interest expense	(2,860)	(1,046)	(9,931)	(5,125)
Earnings (loss) from continuing operations	4,362	(16,458)	13,808	9,424

Discontinued operations:
Earnings (loss) from operating activities	(1,580)	(3,363)	(8,199)	2,084
Gains from dispositions of real estate	3,019	339	6,838	948
Earnings (loss) from discontinued operations	1,439	(3,024)	(1,361)	3,032
Net earnings (loss)	$5,801	$(19,482)	$12,447	$12,456

Basic and diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$.13	$(.49)	$.41	$.28
Earnings (loss) from discontinued operations	$.04	$(.09)	$(.04)	$.09
Net earnings (loss)	$.17	$(.58)	$.37	$.37

Weighted-average shares outstanding:
Basic	33,396	33,394	33,395	33,171
Stock options and restricted stock units	—	—	—	1
Diluted	33,396	33,394	33,395	33,172

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net earnings (loss)	$5,801	$(19,482)	$12,447	$12,456

Depreciation and amortization of real estate assets	2,734	2,982	13,700	10,336
Gains from dispositions of real estate	(3,047)	(339)	(6,866)	(968)
Impairment charges	3,390	17,132	13,942	20,226
Funds from operations	8,878	293	33,223	42,050
Allowance for deferred rental revenue	—	8,715	—	19,758
Revenue recognition adjustments	(1,439)	(369)	(4,433)	(1,163)
Acquisition costs	—	—	—	2,034
Adjusted funds from operations	$7,439	$8,639	$28,790	$62,679

Diluted per share amounts:
Earnings (loss) per share	$0.17	$(0.58)	$0.37	$0.37
Funds from operations per share	$0.26	$0.01	$0.99	$1.26
Adjusted funds from operations per share	$0.22	$0.26	$0.86	$1.88

Diluted weighted average shares outstanding	33,396	33,394	33,395	33,172

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate (including such non-FFO items reported in discontinued operations), non-cash impairment charges, extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and; accordingly, may not be comparable. Beginning in 2011, Getty revised its definition of AFFO to exclude direct expensed costs related to property acquisitions and other unusual or infrequently occurring items.

FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets and non-cash impairment charges. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of the “Revenue Recognition Adjustments” comprised of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on Getty’s recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include property acquisition costs or other unusual or infrequently recurring items. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with Getty’s tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease terms using the effective interest method which produces a constant periodic rate of return on the net investments in the leased properties. Property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. Other unusual or infrequently occurring items are not reflective of normal operations.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, property acquisition costs and other unusual or infrequently occurring items. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to: (i) the impact of scheduled rent increases from operating leases, net of related collection reserves; (ii) the rental revenue earned from acquired in-place leases; (iii) the impact of rent due from direct financing leases; (iv) Getty’s operating expenses (exclusive of direct expensed operating property acquisition costs); and (v) other unusual or infrequently occurring items. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

SUPPLEMENTAL TAX REPORTING INFORMATION FOR
COMMON DIVIDENDS PAID
YEAR ENDED DECEMBER 31, 2012

			Box 1a	Box 2a	Box 3
		Total	Total	Total
Record	Paid	Dividends	Ordinary	Capital Gain	Non-Dividend
Date	Date	Per Share	Dividends	Distributions	Distributions

06/28/2012	07/12/2012	$0.125000	$0.010913	$0.067080	$0.047007
09/27/2012	10/11/2012	0.125000	0.010913	0.067080	0.047007
12/27/2012	01/10/2013	0.077993	0.010913	0.067080	0.000000
Totals		$0.327993	$0.032739	$0.201240	$0.094014

The dividend paid on January 10, 2013 excludes $.047007 per share which was allocated to 2013. The total dividend paid was $0.1250 per share.

Contact          Thomas J. Stirnweis
(516) 478-5403